Exhibit 99.1

June 16, 2020

Liberty Media Corporation Announces Completion of Rights Offering

ENGLEWOOD, Colo., June 16, 2020.  Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) (“Liberty”), announced today the completion of its rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on June 5, 2020.  The net proceeds from the rights offering will be used to repay in full the $750 million intergroup loan obligation from the Liberty SiriusXM Group to the Formula One Group created in connection with the previously announced reattribution of certain assets and liabilities between the Liberty SiriusXM Group and the Formula One Group.

Liberty has been informed by the subscription agent that the rights offering was fully subscribed, with 29,594,089 shares of Series C Liberty SiriusXM common stock to be issued to those rightsholders exercising basic and, if applicable, oversubscription privileges.  Approximately 97% of the shares to be issued as a result of the rights offering were subscribed for pursuant to validly exercised basic subscription privileges.  As a result, the remaining shares available for issuance to those rightsholders validly exercising oversubscription privileges will be allocated pro rata based on the number of rights underlying such rightsholders’ basic subscription privilege.  There is no single proration factor for this allocation due to the process by which the subscription agent allocates the remaining shares, which involves multiple rounds of proration among the validly oversubscribing rightsholders.

Liberty expects the subscription agent to distribute the shares of Series C Liberty SiriusXM common stock purchased in the rights offering on or about Tuesday, June 16, 2020.  Liberty expects the subscription agent to distribute refunds for unfulfilled oversubscriptions of DTC participants on or about Tuesday, June 16, 2020 and to mail refund checks for unfulfilled oversubscriptions of registered holders on or about Thursday, June 18, 2020.  Any beneficial owner that exercised rights through a broker, dealer or nominee should contact such broker, dealer or nominee regarding when such beneficial owner should expect to receive their shares of Series C Liberty SiriusXM common stock or refunds for unfulfilled oversubscriptions.  Checks for the proceeds from the sale of rights by the subscription agent were distributed beginning on Wednesday, June 10, 2020.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the rights offering, including expectations regarding timing of distribution of the shares of Series C Liberty SiriusXM common stock and of distribution of refunds for unfulfilled oversubscriptions, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including the most recent Forms 10-K and 10-Q, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and minority equity investment in AT&T Inc.

Liberty Media Corporation
Courtnee Chun, 720-875-5420